Exhibit 10.1

Cougar Biotechnology, Inc.

Summary of terms of Non-employee Director Compensation Program

Effective June 28, 2006, the Board of Directors (“the Board”) of Cougar Biotechnology, Inc. has approved and adopted a non-employee director compensation program for its non-employee directors serving on the Board. Pursuant to the program, non-employee directors serving on the Board shall be entitled to receive the following fees:

$2,500 for each Board meeting attended in person; and

$500 for each Board meeting attended telephonically.

Effective September 6, 2006, the Board approved the payment of $1,000 to the Audit Committee Chairman for each audit committee meeting attended.

Additionally, the Company shall issue to each non-employee director upon his or her initial election or appointment to the Board an option to purchase 30,000 shares of the Company’s common stock at an exercise price equal to the fair market value of the Company’s common stock on the date of grant. Such options shall vest in equal parts over three years.